As filed with the Securities and Exchange Commission on May 27, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BUNZL PLC
(Exact Name of Registrant as specified in its charter)

England	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Park Street London W1K 6NX England
(Address including zip code of Principal Executive Offices)

BUNZL PLC LONG TERM INCENTIVE PLAN
(Full title of the plan)

Paul N. Hussey Company Secretary and Group Legal Adviser Bunzl plc 110 Park Street London W1K 6NX England 011-44-20-7495-4950

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Keith L. Kearney, Esq. Davis Polk & Wardwell 99 Gresham Street London EC2V 7NG England 011-44-20-7418-1300	Barbara Nims, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 212-450-4000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share(2)(4)	Proposed Maximum Aggregate Offering Price(2)(4)	Amount of Registration Fee(4)
Ordinary shares of 25 pence each (“Shares”) (1)	14,564,821	(2)	$124,935,550.75	$14,704.92
(1)	The ordinary shares being registered hereby may be represented by Bunzl plc’s American Depositary Shares, evidenced by American Depositary Receipts.
(2)	As of the date hereof, options to purchase 3,349,746 Shares were outstanding under Part A of the Bunzl plc Long Term Incentive Plan (the “Plan”) at an aggregate offering price of $27,035,550.75, computed using the Pound Sterling/US Dollar Noon Buying Rate (“Noon Buying Rate”) of $1.83 on May 24, 2005. The registration fee for the foregoing Shares is based upon the exercise price of 4.605 Pounds Sterling (US dollar equivalent of $8.43) relating to 125,000 Shares; the exercise price of 4.2875 Pounds Sterling (US dollar equivalent of $7.85) relating to 2,704,746 Shares; and the exercise price of 5.0025 Pounds Sterling (US dollar equivalent of $9.16) relating to 520,000 shares. The registration fee for Part B of the Plan, for awards relating to 1,215,075 Shares, have a zero exercise price. In addition, Bunzl plc is registering 10,000,000 Shares to cover any future awards under the Plan. Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “1933 Act”), and solely for the purpose of computing the registration fee for such future awards, the proposed maximum offering price per share is calculated based upon the average of the high and low prices of the Shares on the London Stock Exchange on May 24, 2005 which is 5.35 Pounds Sterling and which translates into a US Dollar equivalent of $9.79. The aggregate offering price for the Shares relating to such future awards is $97,900,000. The US dollar amounts of the proposed maximum offering price per share and proposed maximum aggregate offering price were computed using the Noon Buying Rate on May 24, 2005.
(3)	Plus an indeterminate number of additional Shares which may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Registration Statement on Form S-8 (“Registration Statement”), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act, and are incorporated herein by reference.

ITEM 1. PLAN INFORMATION

     This information required to be provided to participants pursuant to this Item is set forth in the Prospectus for the Plan, consisting of the Explanatory Notes for US Participants (one set for Part A and one set for Part B).

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The written statement required to be provided to participants pursuant to this Item is set forth in the Prospectus referenced in Item 1 above.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Bunzl plc (the “Company” or the “Registrant”) hereby files this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 14,564,821 Shares for issuance pursuant to the Plan and such indeterminate number of additional Shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.

     (1) The Company’s Annual Report on Form 20-F for the year ended December 31, 2004.

     (2) All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2004.

     (3) The description of the Company’s securities, as contained in the Company’s Form F-6 filed on October 20, 1998.

     All other documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

     Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     None

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company’s Memorandum and Articles of Association provide in relevant part:

     Article 88. ALTERNATE DIRECTORS

     An Alternate Director may be repaid by the Company such expenses as might properly have been repaid to him if he had been a Director but shall not in respect of his services as an Alternate Director be entitled to receive any remuneration from the Company. An Alternate Director shall be entitled to be indemnified by the Company to the same extent as if he were a Director.

     Article 109. DIRECTORS’ EXPENSES

     109. The Directors may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board or committees of the Board or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties. The Company may also fund a Director’s expenditure on defending proceedings as provided by the Companies Acts.

     Article 162. INDEMNITY

     162. Subject to the provisions of the Companies Acts, the Company may indemnify any Director of the Company or any associated company against any liability and may purchase and maintain for any Director of the Company, or any associated company, insurance against any liability.

     The relevant provisions of the Companies Act 1985 are Sections 309A, 309B and 309C, which provide:

     “§ 309A: Provisions protecting directors from liability.

     (1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

     (2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

     (3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of –

     (a) the company, or

     (b) an associated company,

against any liability within subsection (1) is void

     This is subject to subsections (4) and (5).

     (4) Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

     (5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of –

     (a) the company, or

     (b) an associated company,

     insurance against any liability within subsection (1).

     (6) In this section –

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

     “§ 309B: Qualifying third party indemnity provisions.

     (1) For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

     (2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director –

     (a) to the company, or

     (b) to any associated company.

     (3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay –

     (a) a fine imposed in criminal proceedings, or

     (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

     (4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director –

     (a) in defending any criminal proceedings in which he is convicted, or

     (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

     (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely –

     (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or

     (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

     (5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

     (6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final –

     (a) if not appealed against, at the end of the period for bringing an appeal, or

     (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

     (7) An appeal is disposed of –

     (a) if it is determined and the period for bringing any further appeal has ended, or

     (b) if it is abandoned or otherwise ceases to have effect.

     (8) In this section “associated company” and “provision” have the same meaning as in section 309A.”

     “§ 309C: Disclosure of qualifying third party indemnity provisions.

     (1) Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

     (2) If –

     (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company,

the report must state that any such provision is or (as the case may be) was so in force.

     (3) If the company has made a qualifying third party indemnity provision and –

     (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company,

the report must state that any such provision is or (as the case may be) was so in force.

     (4) Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

     (5) Section 318 shall apply to –

     (a) the company, and

     (b) if the director is a director of an associated company, the associated company,

as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

     (6) In this section –

“associated company” and “provision” have the same meaning as in section 309A; and

“qualifying third party indemnity provision” has the meaning given by section 309B(1).”

     The Registrant maintains for the benefit of its directors and officers insurance against any liability incurred by them in carrying out their duties as directors and/or officers of the Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

4.01	Memorandum and Articles of Association of Bunzl plc (incorporated herein by reference to Exhibit 1.1 to the Company’s Form 20-F for the year ended December 31, 2004; see File No. 001-14868, filed on May 27, 2005).*

4.02	Form of Deposit Agreement among the Company, The Bank of New York and the holders from time to time of the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit A of the Company’s Form F-6 Registration Statement; see File No. 333-9536, filed on October 20, 1998).*

4.03	Form of American Depositary Receipt attached as Exhibit A to the Form of Deposit Agreement among the Company, The Bank of New York and the holders from time to time of the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit A of the Company’s Form F-6 Registration Statement; see File No. 333-9536, filed on October 20, 1998).*

5	Opinion of Slaughter and May.

23.01	Consent of KPMG Audit plc, Independent Registered Public Accounting Firm.

23.02	Consent of Slaughter and May (included in Exhibit 5).

24	Powers of attorney (included on the signature pages hereof).

99.01	Bunzl plc Long Term Incentive Plan.

* Incorporated by reference.

ITEM 9. REQUIRED UNDERTAKINGS

     (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

EXPERTS

     The consolidated financial statements incorporated in this Registration Statement by reference to the December 31, 2004 Annual Report on Form 20-F of Bunzl plc, as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, have been so incorporated in reliance on the report of KPMG Audit plc, independent registered public accounting firm, incorporated by reference herein. The report of KPMG Audit plc refers to Bunzl’s adoption of UITF 38 ‘Accounting for ESOP trusts’ in the year ended December 31, 2004 and the subsequent restatement of December 31, 2003.

SIGNATURES

     The Registrant, pursuant to the requirements of the 1933 Act certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on this 27 day of May, 2005.

BUNZL PLC

By:	/s/ A.J. Habgood

Name:	A.J. Habgood
Title:	Chief Executive Officer

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below, constitutes and appoints D.M. Williams and P.N. Hussey and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Bunzl plc to comply with the Securities Act of 1933, as amended (the “1933 Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Chairman, Chief Executive Officer and
/s/ A.J. Habgood	Executive Director	May 27, 2005

A.J. Habgood

/s/ A.P. Dyer	Deputy Chairman and Non-executive Director	May 27, 2005

A.P. Dyer

/s/ D.M. Williams	Finance Director and Executive Director	May 27, 2005

D.M. Williams

Managing Director, Outsourcing Services
/s/ C.P. Sander	Europe and Australia and Executive Director	May 27, 2005

C.P. Sander

President, Chief Executive Officer of
Outsourcing Services North America and
/s/ P.L. Larmon	Executive Director	May 27, 2005

P.L. Larmon

Managing Director, Filtrona
/s/ M.J. Harper	and Executive Director	May 27, 2005

M.J. Harper

/s/ P. Heiden	Non-executive Director	May 27, 2005

P. Heiden

/s/ J.F. Harris	Non-executive Director	May 27, 2005

J.F. Harris

/s/ C.A. Banks	Non-executive Director	May 27, 2005

C.A. Banks

/s/ M.J. Roney	Non-executive Director	May 27, 2005

M.J. Roney

/s/ U. Wolters	Non-executive Director	May 27, 2005

U. Wolters

AUTHORIZED US REPRESENTATIVE

/s/ D.M. Williams

Bunzl USA Holdings Corporation

By: D.M. Williams, as the duly authorized
representative of Bunzl plc in the United
States

Date: May 27, 2005

EXHIBIT INDEX

4.01	Memorandum and Articles of Association of Bunzl plc (incorporated herein by reference to Exhibit 1.1 to the Company’s Form 20-F for the year ended December 31, 2004; see File No. 001-14868, filed on May 27, 2005).*

4.02	Form of Deposit Agreement among the Company, The Bank of New York and the holders from time to time of the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit A of the Company’s Form F-6 Registration Statement; see File No. 333-9536, filed on October 20, 1998).*

4.03	Form of American Depositary Receipt attached as Exhibit A to the Form of Deposit Agreement among the Company, The Bank of New York and the holders from time to time of the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit A of the Company’s Form F-6 Registration Statement; see File No. 333-9536, filed on October 20, 1998).*

5	Opinion of Slaughter and May.

23.01	Consent of KPMG Audit plc, Independent Registered Public Accounting Firm.

23.02	Consent of Slaughter and May (included in Exhibit 5).

24	Powers of attorney (included on the signature pages hereof).

99.01	Bunzl plc Long Term Incentive Plan.

* Incorporated by reference.